Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2005	2004	2003	2002	2001
Consolidated income before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment(a)	$70,894	$69,481	$39,308	$28,951	$9,453
Interest credited to account balances	306,608	305,762	248,075	183,503	100,125
Interest expense on General Agency
Commission and Servicing Agreement(a)	—	—	—	3,596	5,716
Interest expense on notes payable(a)	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures(a)	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	11,280	3,148	1,278	1,777	1,504
Interest portion of rental expense	388	344	314	267	171
Consolidated earnings	$419,639	$390,702	$299,349	$219,995	$119,850
Interest credited to account balances	306,608	305,762	248,075	183,503	100,125
Interest expense on General Agency
Commission and Servicing Agreement(a)	—	—	—	3,596	5,716
Interest expense on notes payable(a)	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures(a)	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	11,280	3,148	1,278	1,777	1,504
Interest portion of rental expense	388	344	314	267	171
Combined fixed charges	$348,745	$321,221	$260,041	$191,044	$110,397
Ratio of consolidated earnings to fixed charges	1.2	1.2	1.2	1.2	1.1
Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	2.7	5.5	4.3	4.8	1.9

a)                On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FIN 46. See notes 1 and 2 to our audited consolidated financial statements as of December 31, 2004.